UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2016 (July 20, 2016)
CELANESE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-32410	98-0420726

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
222 West Las Colinas Blvd. Suite 900N, Irving, TX 75039
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 443-4000

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 20, 2016 the Board of Directors of Celanese Corporation (the “Company”) appointed Kevin S. Oliver as chief accounting officer (principal accounting officer) in addition to his current duties as controller. In his new capacity, Mr. Oliver has global responsibility for SEC reporting, internal reporting, accounting, internal control, and Sarbanes-Oxley compliance. Mr. Oliver, age 44, has served as the Company’s vice president and controller since May 2012. From March 2008 to May 2012, Mr. Oliver served as the Company’s assistant controller and director of technical accounting. From December 2003 to February 2008, Mr. Oliver worked as associate director of inspections for the Public Company Accounting Oversight Board. He spent 11 years of his career at public accounting firms including as senior manager at Ernst & Young and Arthur Andersen, each an assurance, tax and advisory services firm, in various positions in the auditing practice. Mr. Oliver holds a bachelor’s degree in accounting from Southern Nazarene University and is a Certified Public Accountant. In connection with the appointment, Christopher W. Jensen, senior vice president, finance and chief financial officer will cease acting as chief accounting officer.
Mr. Oliver and the Company did not enter into or amend any agreements, and no compensatory grants or awards were made to Mr. Oliver, in connection with his appointment as chief accounting officer. There are no arrangements or understandings between Mr. Oliver and other persons pursuant to which he was appointed as chief accounting officer. There are no family relationships between Mr. Oliver and any director or executive officer of the Company. There have been no transactions since the beginning of the Company’s last fiscal year, and no transactions are currently proposed, in which the Company was or is to be a participant and in which Mr. Oliver or any member of his immediate family had or will have any interest, that are required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CELANESE CORPORATION
By:	/s/ James R. Peacock III
Name:	James R. Peacock III
Title:	Vice President, Deputy General Counsel and Corporate Secretary

Date:	July 22, 2016

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